UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

AT HOME GROUP INC.
(Name of Registrant as Specified in Its Charter)

CAS INVESTMENT PARTNERS, LLC SOSIN MASTER, LP CSWR PARTNERS, LP SOSIN LLC CLIFFORD SOSIN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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CAS Investment Partners, LLC (“CAS Investment”), together with the other Special Meeting Participants (as defined below), has filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the proposed acquisition of At Home Group Inc., a Delaware corporation (the “Company”), by affiliates of investment funds advised by Hellman & Friedman LLC at the special meeting of stockholders (the “Special Meeting”).

On May 24, 2021, CAS Investment issued the following press release:

CAS Investment Partners Files Preliminary Proxy Statement to Solicit Votes in Opposition to Sale of At Home Group to Hellman & Friedman

NEW YORK--(BUSINESS WIRE)--CAS Investment Partners, LLC (together with its affiliates, “CAS” or “we”), which beneficially owns approximately 17% of the outstanding common stock of At Home Group Inc. (NYSE: HOME) (“At Home” or the “Company”), today announced that it has filed a preliminary proxy statement with the U.S. Securities Exchange and Commission to be used to solicit votes in opposition to the sale of the Company to funds advised by Hellman & Friedman LLC (collectively, “H&F”). This follows CAS sending a May 16th letter to At Home’s Board of Directors (the “Board”) regarding its opposition to the proposed transaction.

Clifford A. Sosin, Founder and Portfolio Manager of CAS, commented:

“CAS has made clear that it will not sit idly by as the Board tries to push through a transaction that grossly undervalues At Home at just $36 per share. Our extensive analysis leads us to believe that a much more realistic valuation is $70 per share or more. While the Board seems comfortable writing off At Home’s substantial business improvements and significant growth opportunities, we suspect that a critical mass of stockholders are not. We look forward to advocating for stockholders’ best interests and vigorously opposing what is a seemingly unjustifiable fire sale to H&F.”

As previously disclosed, CAS is willing to engage in good faith and present its analysis to At Home’s Board. CAS is yet to receive an invitation to privately speak with At Home or H&F.

About CAS Investment Partners, LLC

CAS Investment Partners, LLC is a value-focused investment management firm with offices in New York City and Connecticut. The firm was founded in 2012 by Clifford A. Sosin.

Certain Information Concerning the Participants

CAS Investment Partners, LLC (“CAS Investment”), together with the other Special Meeting Participants (as defined below), has filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes against the proposed acquisition of At Home Group Inc., a Delaware corporation (the “Company”), by affiliates of investment funds advised by Hellman & Friedman LLC at the special meeting of stockholders (the “Special Meeting”).

CAS INVESTMENT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENTS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THESE PROXY SOLICITATIONS WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation in connection with the Special Meeting are anticipated to be CAS Investment, Sosin Master, LP (“Sosin Master”), CSWR Partners, LP (“CSWR”), Sosin LLC and Clifford Sosin (collectively, the “Special Meeting Participants”).

As of the date hereof, Sosin Master beneficially owns directly 7,903,174 shares of Common Stock, par value $0.01 per share (the “Common Stock”). As of the date hereof, CSWR beneficially owned 3,175,561 shares of Common Stock. CAS Investment, as the investment manager of Sosin Master and CSWR, may be deemed the beneficial owner of the (i) 7,903,174 shares of Common Stock owned by Sosin Master and (ii) 3,175,561 shares of Common Stock owned by CSWR. Sosin LLC, as the general partner of Sosin Master and CSWR, may be deemed the beneficial owner of the (i) 7,903,174 shares of Common Stock owned by Sosin Master and (ii) 3,175,561 shares of Common Stock owned by CSWR. Mr. Sosin, as the managing member of CAS Investment, may be deemed the beneficial owner of the (i) 7,903,174 shares of Common Stock owned by Sosin Master and (ii) 3,175,561 shares of Common Stock owned by CSWR.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile

Greg Marose / Charlotte Kiaie, 347-343-2999

gmarose@profileadvisors.com / ckiaie@profileadvisors.com